Exhibit 99.1

Attention Business Editors:

Dollarama Inc. Closes Initial Public Offering

/NOT FOR DISTRIBUTION IN THE UNITED STATES OR OVER

UNITED STATES WIRE SERVICES/

Montreal, Canada – October 16, 2009 – Dollarama Inc. (the “Corporation”) announced today the closing of its initial public offering of 17,142,857 common shares of the Corporation at a price of $17.50 per share resulting in gross proceeds of approximately $300 million. The common shares are listed on the Toronto Stock Exchange under the symbol “DOL”. Net proceeds of the offering will be used to repay certain indebtedness of the Corporation, namely, the 8.875% Senior Subordinated Notes due 2012 issued by certain of its subsidiaries, the term loan A facility forming part of its credit facility and notes owing to certain of its shareholders.

The underwriters have also been granted an over-allotment option, exercisable within 30 days from the date hereof, to purchase up to an additional 2,571,428 common shares from certain selling shareholders. The Corporation will not receive any proceeds from the sale of these additional shares, if any.

The offering was made through a syndicate of underwriters led by RBC Dominion Securities Inc., CIBC World Markets Inc. and Credit Suisse Securities (Canada), Inc., and includes Scotia Capital Inc., Barclays Capital Canada Inc., National Bank Financial Inc., Desjardins Securities Inc., HSBC Securities (Canada) Inc., Merrill Lynch Canada Inc. and Raymond James Ltd.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Corporation in any jurisdiction in which such offer, solicitation or sale would be unlawful. These securities have not been and will not be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or any U.S. state securities laws and may not be offered or sold in the United States except in compliance with the registration requirements of the U.S. Securities Act and applicable U.S. state securities laws or pursuant to an exemption therefrom. Any public offering of the securities in the United States may only be made by means of a prospectus containing detailed information about the Corporation and its management as well as financial statements.

About Dollarama Inc.

In 1992, the Dollarama business was founded by our CEO, Larry Rossy, a third generation retailer. We are the leading dollar store operator in Canada with 585 locations across the country. Our stores provide customers with compelling value in convenient locations, including metropolitan areas, mid-sized cities and small towns. All stores are corporate-owned and provide customers with a consistent shopping experience. Each store offers a broad assortment of everyday consumer products, general merchandise and seasonal items. Products are sold in individual or multiple units at select fixed price points between $1.00 and $2.00, with the exception of select candy offered at $0.65.

For additional information, please contact:

Investors:
Nicholas Nomicos
Interim Chief Financial Officer
(514) 737-1006 ext. 1237
Laki.Nomicos@dollarama.com

Media:
Paul de la Plante
NATIONAL Public Relations
514 843-2332

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